Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Rick Moberg
Aware, Inc.
781-276-4000

Aware, Inc. Reports Third Quarter 2011
Financial Results

BEDFORD, MASS. – October 25, 2011 – Aware, Inc. (NASDAQ: AWRE), a leading supplier of broadband technology and biometrics software, today reported financial results for its third quarter ended September 30, 2011.

Revenue for the third quarter of 2011 was $6.4 million, an increase of 4% compared to $6.2 million in the same quarter last year. Net income for the third quarter of 2011 was $1.3 million, or $0.06 per diluted share. These results compared to net income of $76,000, or $0.00 per diluted share, for the same period a year ago.

For the nine months ended September 30, 2011, revenue increased 12% to $18.7 million, compared to $16.7 million in the same period a year ago. Net income for the nine months ended September 30, 2011 was $1.6 million, or $0.08 per diluted share. These results compared to a net loss of $50,000, or $0.00 per diluted share, for the same period a year ago.

Additional information regarding third quarter financial results is presented below:

Product revenue declined 2% from $5.0 million in the third quarter of 2010 to $4.9 million this quarter. The slight decrease in product revenue reflects a $1.3 million decrease in test and diagnostics hardware and software revenue that was mostly offset by a $1.2 million increase in biometrics software revenue.

Aware, Inc.  •  40 Middlesex Turnpike  •  Bedford, MA  USA  01730-1432
Tel: (781) 276-4000  •  Fax: (781) 276-4001  •  E-mail: IR@aware.com

Aware, Inc. Reports Third Quarter 2011 Financial Results	Page 2

Services revenue grew 99% from $488,000 in the third quarter of 2010 to $971,000 this quarter. The rise in services revenue was primarily due to increased revenue from biometrics engineering projects.

Royalties declined 14% from $637,000 in the third quarter of 2010 to $549,000 this quarter. The decrease in royalties was due to lower royalties reported to us by one of our legacy DSL chip licensees.

Spending declined 17% from $6.2 million in the third quarter of 2010 to $5.2 million this quarter. The $1.0 million spending decrease was primarily the result of three factors: i) lower hardware cost of goods sold on lower hardware sales; ii) lower director and officer compensation expenses; and iii) lower legal fee spending.

We had 81 full time employees at September 30, 2011, which was down 1 head from the end of last quarter.

Rick Moberg, Aware’s co-chief executive officer and chief financial officer, said, “We were pleased with the performance of our operating businesses again this quarter.  Third quarter profitability of $1.3 million was primarily driven by strong sales of biometrics software and services, and a reduction of general and administrative expenses. With respect to our patent management operations, our board is reviewing its strategic options, including a potential spin-off, sale, or licensing of patents.”

Aware, Inc. Reports Third Quarter 2011 Financial Results	Page 3

About Aware
Aware is a leading technology and software supplier for the telecommunications and biometrics industries. Aware has pioneered innovations at telecommunications standards-setting organizations for DSL and home networking. Telecom equipment vendors and phone companies use Aware's DSL test and diagnostics modules and Dr. DSL® software to provision and troubleshoot DSL circuits globally. Aware is also a veteran of the biometrics industry, providing biometric and imaging software components used in government systems worldwide since 1992. Aware's interoperable, standard-compliant, field-proven imaging products are used in a number of applications, from border management to criminal justice to medical imaging. Aware is a publicly held company (NASDAQ: AWRE) based in Bedford, Massachusetts.  www.aware.com

Safe Harbor Warning
Portions of this release contain forward-looking statements regarding future events and are subject to risks and uncertainties, such as estimates or projections of future revenue and earnings and the growth of the DSL test and diagnostics and biometrics markets. Aware wishes to caution you that there are factors that could cause actual results to differ materially from the results indicated by such statements.

General factors include, but are not limited to: our quarterly results are unpredictable and may fluctuate significantly; our business is subject to rapid technological change; we face intense competition from a wide range of competitors; our intellectual property is subject to limited protection; our business may be affected by our use of open source software; our business may be affected by government regulations; adverse economic conditions; and our ability to obtain or enforce patents could be affected by new laws, regulations or rules. DSL test and diagnostic factors include, but are not limited to: our DSL test and diagnostic businesses depend upon a limited number of customers; the success of our DSL test and diagnostics products businesses requires telephone companies to install DSL service in volume; our test and diagnostic hardware and software products could have quality problems; we depend on a single source contract manufacturer for the manufacture of our DSL hardware products; and we are dependent on single source suppliers for components in our DSL hardware products. Biometric factors include, but are not limited to: market acceptance of our biometric technologies and products; changes in contracting practices of government or law enforcement agencies; the failure of the biometrics market to experience continued growth; announcements or introductions of new technologies or products by our competitors; failures or problems in our biometric software products; delays in the adoption of new industry biometric standards; growth of proprietary biometric systems which do not conform to industry standards; our ability to sell services contracts in a manner that is consistent with our business model; our ability to deliver services contract milestones; and our dependence on third party contractors and consultants to deliver certain services contract milestones. Further, there can be no assurance as to the timing of a possible transaction with respect to our patent management operations, whether it will ultimately be structured as a spin-off, sale, or license or whether such a transaction will be completed.

We refer you to the documents Aware files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in our annual report on Form 10-K for the fiscal year ended December 31, 2010 and other reports and filings made with the Securities and Exchange Commission.

Aware and Dr. DSL are trademarks or registered trademarks of Aware, Inc.
Any other trademarks appearing herein are the property of their respective owners.

Aware, Inc. Reports Third Quarter 2011 Financial Results	Page 4

AWARE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
 (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Revenue:
Product sales	$4,902	$5,026	$13,977	$13,588
Services	971	488	3,175	1,043
Royalties	549	637	1,542	2,107
Total revenue	6,422	6,151	18,694	16,738

Costs and expenses:
Cost of product sales	777	1,236	3,085	3,112
Cost of services	414	206	1,221	352
Research and development	1,831	2,082	5,602	6,198
Selling and marketing	1,045	1,029	3,155	3,148
General and administrative	1,083	1,650	4,069	4,469
Total costs and expenses	5,150	6,203	17,132	17,279

Income (loss) from operations	1,272	(52)	1,562	(541)
Other income	-	100	-	425
Interest income	12	28	47	67

Income (loss) before provision for income taxes	1,284	76	1,609	(49)
Provision for income taxes	-	-	2	1

Net income (loss)	$1,284	$76	$1,607	$(50)

Net income (loss) per share – basic	$0.06	$0.00	$0.08	$(0.00)
Net income (loss) per share – diluted	$0.06	$0.00	$0.08	$(0.00)

Weighted average shares – basic	20,599	20,000	20,507	19,947
Weighted average shares - diluted	20,780	20,344	20,730	19,947

Aware, Inc. Reports Third Quarter 2011 Financial Results	Page 5

AWARE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(unaudited)

	September 30, 2011	December 31, 2010
ASSETS
Cash and investments	$45,525	$39,949
Accounts receivable, net	3,580	4,968
Inventories, net	976	1,863
Property and equipment, net	6,133	6,360
Other assets, net	353	260

Total assets	$56,567	$53,400

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$2,633	$3,197

Long-term deferred revenue	589	320

Total stockholders’ equity	53,345	49,883

Total liabilities and stockholders’ equity	$56,567	$53,400

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Aware, Inc.  •  40 Middlesex Turnpike  •  Bedford, MA  USA  01730-1432
Tel: (781) 276-4000  •  Fax: (781) 276-4001  •  E-mail: IR@aware.com